UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a–101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a–12

Maine & Maritimes Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a–6(i)(l) and 0–11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This filing consists of Remarks made by Brent Boyles, President and CEO of Maine & Maritimes Corporation, to the Maine Legislature’s Joint Standing Committee on Utilities and Energy on March 16, 2010.

Proposed Merger of Maine & Maritimes Corporation

Remarks of Brent Boyles, President and CEO, Maine & Maritimes Corporation

March 16, 2010

Chairman Hobbins, Chairman Hinck, and members of the Legislature’s Joint Standing Committee on Utilities and Energy, my name is Brent Boyles. I am President and CEO of Maine & Maritimes Corporation (MAM), and I am here today with Gerry Chasse, President and COO of Bangor Hydro Electric to inform you about the proposed acquisition of MAM by BHE Holdings, Inc. (BHI), a subsidiary of Emera, that was announced on March 12, 2010.

As I briefed those of you who joined us on February 9th this year, I again want to provide the Committee with some quick background on the Company. MAM is the parent company of Maine Public Service Company (MPS) and MAM Utility Services Group (MAM USG). MPS is a regulated electric transmission and distribution utility based in Presque Isle, Maine, and we provide delivery service to approximately 36,000 customer accounts throughout most of Aroostook County – nearly 3,600 square miles. Our customer load is approximately 110 MW, with a peak demand of about 140 MW. We have between 135 and 140 employees, and our revenues are approximately $37 million, annually. MAM USG is an unregulated corporation that provides electrical services including transmission line and substation design and construction.

PROPOSED TRANSACTION

The Boards of Directors of Maine & Maritimes Corporation and BHE Holdings, Inc. have approved the merger of MAM and BHI. The Merger Agreement requires no other changes in the ownership or organization of either MPS or Bangor Hydro. Immediately following the merger, MAM will continue as a separate entity, with its own board of directors.

The individual shareholders of Maine & Maritimes Corporation will vote on whether to approve the merger prior to closing. The vote on whether to approve the merger is expected to occur at the Maine & Maritimes Corporation annual meeting scheduled on Thursday, June 10, 2010.

Maine & Maritimes Corporation will merge with and into Merger Sub, with Maine & Maritimes Corporation being the surviving corporation in the merger of these two entities and the existing ownership structure of BHE Holdings, Inc. otherwise remaining undisturbed. (See the following chart.)

Merger Comments of Maine & Maritimes Corporation

March 16, 2010

REGULATORY APPROVALS

The merger will require several regulatory approvals. We expect to obtain the necessary regulatory approvals during the next 6 to 8 months. The Maine Public Utilities Commission (“MPUC”) must approve the merger. The Commission’s standard for approval under Section 708 requires that any reorganization resulting from a merger must not be adverse to the public interest. More specifically, the Commission must find that the merger is “consistent with the interests of the utility’s ratepayers and investors.” 35-A M.R.S.A. § 708(2)(A). A merger should be approved if the “total benefits flowing from the merger are equal to or greater than the detriment or risk caused for both the ratepayers and shareholders.”

The other regulatory approvals are required from the following agencies:

a. Federal Energy Regulatory Commission (“FERC”)

The merger must be approved under Section 203 of the Federal Power Act. Section 203 requires FERC approval for the disposition or merger of FERC jurisdictional facilities, which includes facilities used in interstate commerce, such as Bangor Hydro’s and MPS’s transmission facilities.

Brent M. Boyles – 2

Merger Comments of Maine & Maritimes Corporation

March 16, 2010

b. Federal Trade Commission (“FTC”)

Under the Hart-Scott-Rodino Act, 15 U.S.C. § 18a, the FTC must approve all mergers above certain size thresholds (e.g. at least one party to the transaction must have $100,000,000 or more in annual net sales or assets, and the other must have $10,000,000 or more), which are met in this case.

c. Department of Justice – Antitrust Division (“DOJ”)

The same filing that is made with the FTC must also be made with the DOJ’s Antitrust Division, which reviews the filing to determine whether there are any anti-competitive effects of the merger.

d. Nuclear Regulatory Commission (“NRC”)

Pursuant to Section 184 of the Atomic Energy Act and 10 C.F.R. § 50.80, this merger will require the consent of NRC to transfer control of MPS’s nuclear assets, specifically MPS’s 5% interest in Maine Yankee Atomic Power Co. Maine Yankee has not been operated since its permanent closure in 1997.

BENEFITS OF MERGER

The proposed merger should be approved under Sections 708(2) and 1103(1) because the interests of both Bangor Hydro’s and MPS’s ratepayers and investors will not be adversely affected. To the contrary, the merger of BHE Holdings Inc. and MAM ensures the continuation of safe and reliable service to both Bangor Hydro and MPS customers, where each company will reap the benefits of their combined expertise, resources, and mutual cooperation.

Financial Benefits

As a result of the merger, Bangor Hydro and MPS will be in a position to achieve synergies typically associated with the merger of two similarly situated utilities. Moreover, these synergies may be substantially amplified given the fact that Bangor Hydro and MPS are geographical neighbors, further facilitating the use of any shared resources.

In addition, cost of capital and financial risks should be reduced to some extent for each company, where the merger results in each utility becoming part of a larger and more diversified organization, operating separately to serve customer accounts in their respective service territories.

Finally, the proposed merger will result in savings because MAM will no longer be a publicly traded company and will no longer incur the regulatory costs associated with complying with the Securities and Exchange Commission’s regulatory requirements applicable to publicly traded companies.

Brent M. Boyles – 3

Merger Comments of Maine & Maritimes Corporation

March 16, 2010

Rates

The Proposed Transaction should create no risk of increased rates to ratepayers. Petitioners do not, as a part the contemplated indirect acquisition of MPS, seek to modify the existing approved distribution delivery or transmission rates or rate structures of MPS. Furthermore, future rate stability is of great importance to both Bangor Hydro and MPS. Under the Proposed Transaction, initially, MPS will continue as a separate utility with its own rate structure and service territory. At this time, neither party proposes to implement uniform rate schedules across both companies’ service territories, or to combine their service territories. If, in the future, it is found by the Commission that ratepayers would benefit from application of a uniform rate schedule, the proposed Merger will make this possible.

With regard to the acquisition premium paid by Emera, BHE Holdings Inc. and MAM expect to treat the merger savings and acquisition premium in a manner consistent with the Commission’s policy reflected in its orders in connection with other utility mergers. To be clear, no costs incurred to consummate the Proposed Transaction or acquisition premium paid by BHI will be passed on to MPS or Bangor Hydro ratepayers.

Customer Service

The terms of the merger will help ensure continuity of high quality customer service by both companies. MPS and Bangor Hydro will benefit from access to management services from each other and Emera. Moreover, Bangor Hydro and MPS intend to share best practices with each other learned from their long experience in operating their respective utility systems.

Benefits to Communities

Following the merger, MPS and Bangor Hydro will initially maintain their community involvement and charitable contributions at pre-merger levels. To this end, MPS, with, the newly added support of BHI, will continue to participate in Aroostook Partnership for Progress, the public/private initiative undertaken in cooperation the Northern Maine Development Commission to pursue economic development in the northern Maine region. Further, the combined resources and experiences of Bangor Hydro and MPS will further enhance MPS’s continued efforts to build transmission infrastructure in northern Maine and support the development of renewable energy. We believe these efforts will improve the local economies of northern Maine.

Brent M. Boyles – 4

Merger Comments of Maine & Maritimes Corporation

March 16, 2010

Impact on Employees

Both MPS and Bangor Hydro emphasize employee commitment, growth and welfare, which are supported by the companies’ respective compensation, benefits, and training, education programs and safety. Both Bangor Hydro and MPS initially intend for their employees to be largely unaffected by the merger and will continue to honor their existing obligations under their respective collective bargaining agreements and employment agreements.

Management Continuity

Initially, the management teams of both Bangor Hydro and MPS are expected to remain essentially intact following the merger.

Benefits to Shareholders

Both MPS and Bangor Hydro’s parent corporations have approved the merger. Assuming the shareholders of Maine & Maritimes Corporation also approve the merger, the Commission can reasonably assume that the merger will have no adverse impact on either MAM or BHI shareholders.

Thanks again for your time and attention, and we would be happy to provide information or answer any questions you may have.

Additional Information and Where to Find It:

This document may be deemed to be solicitation material relating to the proposed merger. In connection with the proposed merger, MAM will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to MAM’s stockholders. BEFORE MAKING ANY VOTING DECISION, MAM’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT RELATING TO THE MERGER CAREFULLY AND IN ITS ENTIRETY, AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. MAM’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with, or furnished to, the SEC (when available) from the SEC’s website at http://www.sec.gov. MAM’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Virginia R. Joles, Director of Communications and Economic Development, Maine & Maritimes Corporation, 209 State Street, P. O. Box 789, Presque Isle, ME 04769-0789, by telephone at 1-877-272-1523, or by going to MAM’s Investor Relations page on its corporate website at www.maineandmaritimes.com (click on “Investor Relations” and then on “SEC Filings”).

MAM, Bangor Hydro and Emera and their respective directors and executive officers and certain other members of their respective management and employees may be deemed to be participants (“potential participants”) in the solicitation of proxies from MAM’s stockholders with respect to the proposed merger. Information about MAM’s directors and executive officers and their ownership of MAM’s common stock is set forth in the proxy statement for MAM’s 2009 Annual Meeting of Stockholders and its 2009 annual report on Form 10-K, each of which was filed with the SEC on March 18, 2009. MAM’s stockholders may obtain additional information regarding the interests of potential participants, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, when filed with, or furnished to, the SEC.

Brent M. Boyles – 5